EXHIBIT 9

                                                                  April 26, 2002

Board of Directors
IL Annuity and Insurance Company
2960 North Meridian Street
Indianapolis, Indiana 46208

Ladies and Gentlemen:

         In my capacity as General Counsel of IL Annuity and Insurance Company (the "Company"), I am rendering the following opinion in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 12 to the Registration Statement on Form N-4 (File Nos. 033-89028; 811-08964) under the Securities Act of 1933 and the Investment Company Act of 1940 (the "Amendment"). This Amendment is being filed with respect to the Visionary and Visionary Choice flexible variable annuity contracts (the "Contracts") issued by the Company and supported by IL Annuity and Insurance Company Separate Account 1 (the "Account").

         In forming the following opinion, I have made such examination of law and examined such records and other documents as in my judgment are necessary and appropriate.

                  It is my opinion that:

                  1. The Account is a separate investment account of the Company and is duly created and validly existing pursuant to the laws of the State of Kansas.

                  2. Each Contract, when issued in accordance with the prospectuses filed with the Amendment and in compliance with applicable local law, is and will be a legal and binding obligation of the Company in accordance with its terms.

                  3. Assets attributable to reserves and other contract liabilities and held in the Account will not be chargeable with liabilities arising out of any other business the Company may conduct.

         I consent to the filing of this opinion as an exhibit to the above-mentioned Amendment and to the inclusion of my name under the caption "Legal Matters" in the Statement of Additional Information filed as part of this Amendment.

                                           Very truly yours,

                                           /s/ Michael H. Miller
                                           -------------------------------------
                                           Michael H. Miller